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                                                                    EXHIBIT 99.1

For more information:
Investor Relations                                Press Relations
Jim DeNike                                        Jennifer Reinhard
Corixa Corporation                                FitzGerald Communications Inc.
206.754.5716                                      415.986.9500
denike@corixa.com                                 jreinhard@fitzgerald.com


FOR IMMEDIATE RELEASE

                   CORIXA AND COULTER COMPLETE MERGER TO FORM
                       COMPREHENSIVE IMMUNOTHERAPY COMPANY

SEATTLE, DECEMBER 22, 2000 -- Corixa Corporation (Nasdaq: CRXA), a research- and development-based biotechnology company, today announced the completion of the merger between Corixa and San Francisco-based Coulter Pharmaceutical, Inc. following stockholder votes at both company meetings. The merger combines Corixa's antigen discovery and immunotherapeutic product development expertise with Coulter's therapeutic antibodies and targeted oncologics platforms to develop therapies for the treatment or prevention of autoimmune diseases, cancer and infectious diseases. The merged company, which will operate under the Corixa Corporation name, creates a comprehensive, turnkey immunotherapy company focused on discovering antigens, developing them into products and taking those products to market.

The combined Corixa and Coulter product portfolio includes two late stage products for which Biologic License Applications (BLAs) have been filed or are in preparation: Bexxar(TM) (tositumomab, iodine I 131 tositumomab) and Melacine, respectively. Corixa now has a combined product pipeline that includes 16 programs in clinical development and 22 preclinical programs, as well as 16 corporate partnerships. The BLA for Bexxar, a radioimmunotherapy comprised of a monoclonal antibody conjugated to a radioisotope, was received by the U.S. Food and Drug Administration (FDA) on September 15, 2000, and subsequently assigned six-month priority review status. On November 14, 2000, the FDA accepted the BLA for review. Also part of the combined pipeline of potential products are Melacine(R), Corixa's therapeutic cancer vaccine; MPL(R), Corixa's widely partnered vaccine adjuvant that is sold on a named-patient basis in Germany for the treatment of allergies; and PVAC(TM), Corixa's clinical stage immunotherapy for psoriasis.

On October 16, 2000, Corixa announced the signing of a definitive agreement to acquire all outstanding shares of Coulter in a stock-for-stock merger. Coulter shareholders will receive 1.003 shares of Corixa common stock for each share of Coulter common stock currently outstanding. Based on the closing price of Corixa common stock and the number of Coulter shares outstanding, the transaction was valued at approximately $570 million. The transaction is intended to qualify as a tax-free reorganization and will be accounted for as a purchase.


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"Today's announcement represents a significant step for Corixa in its pursuit of becoming the leading immunotherapy company," said Steven Gillis, chairman and chief executive officer of Corixa. "Coulter's expertise in therapeutic antibody research, as is evident in the successful clinical development of Bexxar, further strengthens Corixa's research capabilities, broadens our product pipeline and enables us to bring more immunotherapy products to market faster than ever before. We are pleased that both companies' stockholders endorsed the transaction and we look forward to completing the integration and to continuing our progress in the laboratory, clinic and the marketplace."

Corixa plans to integrate Corixa's existing Redwood City, Calif. facility with Coulter's South San Francisco operations. The combined company now has approximately 525 employees, located in Seattle, Hamilton, Mont., and South San Francisco. On November 27, Corixa also confirmed in a press release the composition of its board of directors and management team (see press release entitled "Corixa and Coulter Provide Program and Operations Update on Merger" in the news and events section of Corixa's Web site at www.corixa.com).

ABOUT CORIXA
Corixa is a research- and development-based biotechnology company committed to treating and preventing autoimmune diseases, cancer and infectious diseases by understanding and directing the immune system. Corixa is focused on immunotherapeutic products and has a broad technology platform enabling both fully integrated vaccine design and the use of its separate, proprietary vaccine components on a standalone basis. Corixa currently has 16 programs in clinical development and 22 programs in preclinical development, including its most advanced product candidate, Bexxar(TM), a monoclonal antibody conjugated to a radioisotope.

The company partners with numerous developers and marketers of pharmaceuticals and diagnostics, targeting products that are Powered by Corixa(TM) technology with the goal of making its potential products available to patients around the world. Corixa was founded in 1994 and is headquartered in Seattle, Wash., with additional operations in Hamilton, Mont. and Redwood City, Calif. and South San Francisco, Calif. For more information, please visit Corixa's website at www.corixa.com or call the company's investor relations information line at 1-877-4CORIXA or 1.877.426.7492.

FORWARD-LOOKING STATEMENTS
Except for the historical information presented, certain matters discussed in this press release are forward-looking statements. Forward-looking statements are based on the opinions and estimates of management at the time the statements are made. They are subject to certain risks and uncertainties that could cause actual results to differ materially from any future results, performance or achievements expressed or implied by such statements. Factors that could affect Corixa's actual results include, but are not limited to the "Factors Affecting Our Operating Results, Our Business and Our Stock Price," described in our Quarterly Report on Form 10-Q/A filed on November 7, 2000 and our Registration Statement on Form S-4/A filed on November 17, 2000, copies of which are available on our Web site, www.corixa.com. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release.

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